Exhibit 99.1

PRESS RELEASE

CSG International Announces the Acquisition of Ascade

Strengthens Position as the Industry Leader in Wholesale Routing and Billing Market

ENGLEWOOD, Colo. (July 16, 2012) — CSG Systems International, Inc. (NASDAQ: CSGS), a global provider of software and services-based business support solutions that help clients generate revenue and maximize customer and partner relationships, today announced the acquisition of Ascade, an independent Swedish software company who provides market-leading trading and routing software solutions to telecommunications companies globally. The total cost of the acquisition, excluding transaction fees, was approximately $19 million. The purchase price was paid in cash from CSG’s existing cash resources.

By bringing together Ascade’s flagship trading and routing solution, Ascade7, with CSG’s Wholesale Business Management Solution (WBMS), CSG firmly establishes its global leadership position in the telecommunications wholesale marketplace. The acquisition expands and strengthens its geographic presence, bringing product specialists and support resources closer to its combined 300+ wholesale customers worldwide.

“As the leading wholesale billing provider for the telecom marketplace, our clients have come to expect innovative solutions from us that help expand and enhance their business operations,” said Peter Kalan, president and chief executive officer of CSG International, Inc. “Our acquisition of Ascade will help us continue to deliver market-leading solutions that help our clients operate nimbly and efficiently. Our combined offering and global presence ensures that operators of all types – fixed, mobile, wholesale, broadband, MVNOs and ISPs – have a partner in CSG with the breadth of functionality and flexibility in delivery models to meet their current and evolving wholesale needs.”

As telecom carrier partnerships expand and become more complex, the number of VoIP carriers is also growing as is the number of wholesale relationships with third party content owners. CSG’s extensive product portfolio enables these carriers to deliver best-in-class customer service in this dynamic marketplace, with increasing automation and the greatest assurance for both their retail and wholesale revenue streams; a critical capability in this complex and ever-changing environment.

“For many carriers, their wholesale business has always represented a significant component of their overall revenue. As their business models evolve to address growth in areas such as digital content and M2M services, the wholesale component becomes more complex,” said Karl Whitelock, Director OSS/BSS Strategy, Stratecast | Frost & Sullivan. “This means communications service providers (CSPs) are increasingly looking for sophisticated, scalable technologies that can deliver wholesale transactions with accuracy, timeliness, and with a high level of service quality.”

The approximate $19 million purchase price translates into a revenue multiple of approximately 1.2 times 2011 Ascade revenues and approximately 16 times 2011 EBITDA (earnings before interest, taxes, depreciation and amortization).

CSG is not updating its 2012 financial guidance today to include the impact of the closing of the Ascade acquisition on July 13, 2012 as the company does not expect a material impact to 2012 revenues and earnings from the acquisition. CSG will provide updated 2012 non-GAAP financial guidance to reflect the impact of the acquisition on its regularly scheduled Q2 2012 earnings call on August 7, 2012. The final estimated impact on GAAP results will not be known until CSG completes the purchase accounting for the acquisition later in the year.

About CSG International

CSG Systems International, Inc. (NASDAQ: CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, DISH Network, France Telecom, MasterCard, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 25 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For further information:

Liz Bauer

SVP Investor Relations, Strategic Communications

CSG International

303-804-4065

liz.bauer@csgi.com

Rob Kunzler

Vice President, Global Marketing

CSG International

312-660-5644

rob.kunzler@csgi.com